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                                                                Exhibit 10.7


                     LANDLORD CONSENT AND AMENDMENT TO LEASE

         THIS LANDLORD CONSENT AND AMENDMENT TO LEASE ("Amendment") is made and entered into as of the ____ day of May, 1996, by and among WRAM DEVELOPMENT COMPANY, a California limited partnership ("Landlord"), SOLLEY'S, INC., a California corporation ("Lessee"), and JERRY'S FAMOUS DELI, INC., a California corporation ("JFD").

                                    RECITALS

         A. Lessee is the lessee pursuant to that certain Shopping Center Lease, dated as of April 2, 1984, as amended by that certain First Amendment to Shopping Center Lease (the "First Amendment"), dated March 6, 1992 (collectively, the "Lease"), by and between Landlord and Lessee, pursuant to which Lessee leased from Landlord commercial space commonly known as 4578 Van Nuys Boulevard, Sherman Oaks, California (the "Deli") and 4580 Van Nuys Boulevard, Sherman Oaks, California (the "Bakery"), as such Deli and Bakery (collectively, the "Premises") are more particularly described in the Lease.

         B. Lessee currently owns and operates the Deli and Bakery under the name "Solley's" on the Premises (the "Acquired Restaurant").

         C. JFD is in the business of owning and operating 24-hour restaurants ("JFD Restaurants") under the name "Jerry's Famous Deli."

         D. JFD and Lessee propose to enter into an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which the Lessee will sell and assign to JFD, and JFD will purchase from Lessee, Lessee's interest in the Acquired Restaurant, including all of Lessee's right, title and interest in and to the Lease.

         E. As a condition to the consummation of transactions contemplated by the Asset Purchase Agreement (the "Sale Transaction"), JFD has requested and Landlord has agreed, to consent to the Sale Transaction (including the assignment of the Lease to JFD) and, effective upon consummation of the Sale
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Transaction, to modify the Lease in accordance with the terms set forth below.


                                    AGREEMENT

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Consent to Assignment of Lease. Landlord hereby acknowledges and consents to the assignment of the Lease to JFD by Lessee, contingent upon the express assumption by JFD of all of Lessee's obligations under the Lease in connection with the Sale Transaction and agrees to use its best efforts to obtain any and all requisite ground lessor or other third party approvals to such assignment.

         2. Certifications of Landlord. Landlord hereby certifies to JFD that:

               a. Pursuant to the Lease, Lessee has leased the Premises and has paid to Landlord an original security deposit of $25,000 which has been reduced to $10,000 in accordance with the terms of the Lease. The term of the Lease commenced on November 1, 1984 and the original expiration date of the Lease was October 31, 1994. Lessee has exercised an option to extend the expiration date of the Lease to October 31, 2004 and has an option to extend the term of the option for an additional ten years in accordance with the terms of the Lease. The Deli consists of approximately 5,390 square feet of leased space. The current minimum annual rental for the Deli is $142,269.72 against a percentage rental of 6% of Lessee's gross sales, as set forth in the Lease. The Bakery consists of approximately 3,280 square feet of leased space. The current minimum annual rent for the Bakery is $81,252 against a percentage rental of 8%, as set forth in the Lease. No adjustment in percentage rental shall be made as a result of JFD obtaining a full or partial liquor license for the Deli and/or Bakery.

               b. To Landlord's actual knowledge there are no breaches or defaults and no conditions have occurred that, with the giving of notice or the passage of time, or both, would constitute a breach or default, by Landlord or by Lessee under the Lease or any ground lease of the Premises by Landlord.



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                           c.       Neither the Premises nor the shopping center
of which the Premises are a part (the "Shopping Center") are currently encumbered by any material mortgage or security interests other than those created by any ground lessor or the leasehold interests of tenants of the Shopping Center.

               d. JFD has received copies of and reviewed (i) the Parking Lot Agreement, dated March 9, 1960, between Hughes Markets, Inc., Flora Masciotra and WM. Grebler & Sons, (ii) a letter dated March 30, 1984, from Hughes Markets, Inc. to Arthur Grebler, and (iii) a letter dated April 1, 1993 from Hughes Markets, Inc. to Arthur Grebler.

         3. Use of Premises. Landlord acknowledges and agrees as follows:

               a. Landlord is familiar with the style, operations and menus (a copy of which current menus are attached hereto and incorporated herein as Exhibit A) of JFD Restaurants and acknowledges and agrees that JFD may modify its menus periodically consistent with the broad style of menu attached as Exhibit A. Upon consummation of the Sale Transaction, Landlord consents to the operation of the Premises as a JFD Restaurant (which shall include dining on-site as well as catering, take-out and delivery services), take-out market and bakery for retail sales and supply of other JFD Restaurants. However, at JFD's option, JFD may continue to operate under the name "Solley's" or a combination of "Solley's" and the JFD trade name and with elements of either the JFD or Solley's operations.

               b. Notwithstanding anything to the contrary contained in the Lease, Landlord consents to and shall approve and reasonably cooperate with any reasonable attempts by JFD to (i) obtain and/or maintain a full or partial liquor license for the JFD Restaurant to be operated on the Premises or (ii) cause the transfer to JFD of any liquor license utilized by the Lessee in connection with the operation of the Acquired Restaurant; provided, however, that JFD shall promptly reimburse Landlord for all reasonable out-of-pocket costs and expenses incurred by Landlord, including reasonable attorney's fees, in providing such cooperation or approval.

         4. Alterations.


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               a. JFD agrees that it shall not make any alterations, additions, modifications or signage changes to the Premises without first obtaining Lessor's written approval of specific construction/renovation plans to be provided to Landlord by JFD. Landlord will not unreasonably withhold or delay its consent to any construction/renovation or signage plans that JFD may reasonably request for the Premises to be converted into and operated as a JFD Restaurant and bakery; provided, however that any such construction, renovations and/or signage shall comply with all applicable government laws, rules and regulations and will be done at JFD's sole cost and expense and that rent will continue to be charged through any renovation period.

               b. Both prior and subsequent to the closing of the Sale Transaction, Landlord shall reasonably cooperate with JFD in connection with any and all reasonable efforts by JFD to obtain all permits and approvals (including, without limitation, any requisite approvals of the ground lessor pursuant to any ground lease to which Landlord is a party) required to commence and complete the construction and renovations approved by Landlord and referenced in subsection 4 a.; provided, however that JFD shall promptly reimburse Landlord for all reasonable out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by Landlord in providing such cooperation or approval.

         5. Hours of Business.

               a. Landlord hereby acknowledges and agrees that the business hours for the JFD Restaurant to be operated on the Premises may be 24 hours a day, 7 days a week (but JFD shall be under no obligation to operate on such basis). Landlord shall reasonably cooperate with JFD in connection with any and all efforts by JFD to obtain a conditional use permit and/or any other permits required in order to operate the Premises on a 24 hour a day, 7 days a week basis; provided, however, that JFD shall promptly reimburse Landlord for all reasonably out-of-pocket expenses (including reasonable attorney's fees) incurred by Landlord in providing such cooperation or approval. Subject to the foregoing, nothing herein shall be deemed to change, alter or amend the affirmative covenant contained in Section 7(B) of the Lease relating to the hours of operation of the Premises.

               b. Notwithstanding anything to the contrary




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contained in the Lease, Landlord acknowledges and agrees that common area charges payable by JFD under the Lease will not be increased in the event the JFD operates the Premises as a 24 hours a day restaurant; provided, however, that if JFD does operate the restaurant on a 24 hours a day basis, JFD will arrange, at JFD's sole cost and expense, for (i) a security guard to be present at the Premises during the hours in which the Shopping Center would otherwise be closed, (ii) additional cleaning of the parking area and sidewalk as necessitated by the additional hours of operation and (iii) any other costs specifically and directly attributable to the 24 hour operation.

         6. Adjustment for Inflation. Section 5 of the Lease is hereby amended to provide that, notwithstanding anything to the contrary contained in the Lease, any annual inflation adjustment to the Fixed Minimum Rent (during the original term of the Lease or any extension thereof) shall be limited to a maximum of five percent (5%) and a minimum of two percent (2%) of the then current Fixed Minimum Rent; provided, however, that (i) no adjustments to the Fixed Minimum Rent shall be made subsequent to the period ended October 31, 2009, and (ii) the combined Fixed Minimum Rent for the Deli and the Bakery, considered as a whole, during the original term of the Lease or any extension thereof shall not exceed $350,000 per year.

         7. Real Estate Taxes. Section 11 of the Lease is hereby amended to provide that JFD shall not be responsible for the payment of all or any portion of any increase in taxes triggered as a result of the sale, refinancing, or other change in ownership or assignment of all or any portion of Landlord's leasehold or ownership interest in either the Premises or the buildings or improvements of which the Premises are a part. Nothing herein shall prevent the pass through of increases caused by other events or changes not specified herein pursuant to the Lease.

         8. Roof Repairs. Notwithstanding anything to the contrary contained in the Lease, upon closing of the Sale Transaction, the Lease shall be amended to provide that the Lessee shall be solely responsible for, and shall pay all costs and expenses relating to, repair and maintenance of the roof of the Premises and equipment maintained on the roof of the Premises (including, without limitation, all heating, ventilating, air conditioning, exhaust systems, fans and ducts, and sheet metal


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maintained on the roof of the Premises for use in connection with the operation of the Premises) for the benefit of the Premises and that Landlord will not charge JFD any portion of common area or other charges related to the expense of repairing and maintaining any portion of the roof of the Shopping Center. The remainder of the common area charges under Section 12 of the Lease are allocated to Lessee on a pro rata basis equal to the proportion that the number of square feet of gross floor area leased by Lessee (as stated in the Lease) bears to the total square footage of the Shopping Center (as stated in the Lease).

         9. Rent Payable for Bakery. Notwithstanding anything to the contrary contained in the Lease (and specifically Section 6 thereof and Section 5 b. of the First Amendment), gross sales with respect to the Bakery shall not include any sales to or transfers of merchandise to the Deli or any other restaurant locations which are listed on Exhibit B hereto.

         10. Extension of Lease Term. Upon completion of the Sale Transaction and the related assignment to and assumption of the Lease by JFD, JFD shall automatically be deemed to have exercised the Second Option (as defined in Section 4 of the First Amendment) with respect to both the Deli and the Bakery and, as a result, the expiration date of the lease shall be automatically extended to June 30, 2014 (which is the expiration date of the ground lease for the Premises).

         11. Prohibition Against Competition.

               a. Notwithstanding anything to the contrary contained in the Lease, the negative covenant contained in Section 7 I. of the Lease restricting the ability of Lessee or its assigns to own, operate or have any interest in the ownership or operation of similar businesses within three miles of the Premises is deleted and of no further force and effect and Paragraph 29 of the Lease shall be amended to read as follows:

         "Covenants Regarding Competition. Lessor agrees for itself, its agents, successors, and assigns that during the term or any extended term of this Lease, it will not permit, lease, use (either by itself or any other tenant), or allow to be used, directly or indirectly, any portion of the Shopping



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         Center to be used during the term of this Lease for a Jewish delicatessen-style casual dining restaurant.

         "Lessee agrees for itself, its agents, successors, and assigns that during the term or any extended term of this Lease, that, aside from any restaurants owned or operated by Lessee on the date of the closing of the Sale Transaction, it will not own or operate another Jewish delicatessen-style casual dining restaurant within 2.5 miles of the Shopping Center; provided, however, any location listed on Exhibit B to that certain Landlord Consent and Amendment to Lease, dated May __, 1996, which may be within the 2.5 miles is specifically exempted from this restriction."

         12. Subordination and Financing. The fourth full paragraph of Section 21 of the Lease pertaining to termination of the lease in connection with a Landlord financing transaction, is hereby deleted and replaced with the following:

         "This Lease is subject and subordinate to all mortgages (a "Mortgage") now or hereafter placed upon the property of which the leased premises are a part (the "Property"), and all other encumbrances and matters of public record applicable to such Property, including, without limitation, any reciprocal easement or operating agreements, covenants, conditions and restrictions, and Lessee shall not act or permit the leased premises to be operated in violation thereof. If any foreclosure or power of sale proceedings are instituted by any lender or a deed in lieu is granted (or if any ground lease is terminated), Lessee agrees, upon written request of any such lender or any purchaser at such foreclosure sale, to attorn and pay rent to such party and to execute and deliver any instruments necessary or appropriate to evidence or effectuate such attornment. In the event of attornment, no lender shall be : (i) liable for any act or omission of Lessor, or subject to any offsets or defenses which Lessee might have against Lessor (prior to such lender becoming lessor under such attornment), (ii) liable for any security deposit or bound by any prepaid rent not actually received by such lender, or (iii) bound



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         by any future modification of this Lease not consented to by such lender. Any lender may elect to make this Lease prior to the lien of its Mortgage, and if the lender under any prior Mortgage shall require, this Lease shall be prior to any subordinate Mortgage; such elections shall be effective upon written notice to Lessee. Lessee agrees to give any lender by certified mail, return receipt requested, a copy of any notice of default served by Lessee upon Lessor; provided that prior to such notice Lessee has been notified in writing (by way of service on Lessee of a copy of an assignment of leases, or otherwise) of the name and address of such lender. Lessee further agrees that if Lessor shall have failed to cure such default within the time permitted Lessor for cure under the Lease, any such lender whose address has been so provided to Lessee shall have an additional period of 30 days in which to cure (or such additional time as may be required due to causes beyond such lender's control, including time to obtain possession of the Property by power of sale or judicial action or deed in lieu of foreclosure). The provisions of this Article shall be self operative; however, Lessee shall execute such documentation as Lessor or any lender may reasonably request from time to time in order to confirm the matters set forth in this Paragraph in recordable form. To the extent not expressly prohibited by applicable law, Lessee waives the provisions of any applicable law now or hereafter adopted which may give or purport to give Lessee any right or election to terminate or otherwise adversely affect this Lease or Lessee's obligations hereunder if such foreclosure or power of sale proceedings are initiated prosecuted or completed."

         13. Non-Disturbance Agreement. Landlord agrees that it will reasonably cooperate with JFD and/or Solley's in any reasonable attempt by JFD or Solley's to obtain a Non-Disturbance Agreement (in form and substance reasonably satisfactory to Landlord, JFD and such lender or ground or master lessor) from each lender having a security interest in the Premises or the property on which all or any portion of the Premises are located as well as from each and every ground or master lessor of the property on which all or any portion of the Premises are located; provided, however, that JFD shall promptly reimburse Landlord for all


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reasonable out-of-pocket costs and expenses incurred by Landlord, including reasonable attorney's fees, in obtaining such Non-Disturbance Agreement.

         14. Valet Parking. JFD agrees that, upon completion of the Sale Transaction and assignment to and assumption of the Lease by JFD, JFD will arrange for valet parking (directly or through a contractor, on a fee charged basis) at the Premises to its customers and customers of other tenants of the Shopping Center as needed at peak restaurant hours; provided, however, that (i) in no event shall JFD be obligated to provide valet parking to customers of other tenants of the Shopping Center in the event that it is not providing valet parking to JFD customers, and (ii) JFD's obligation to provide valet parking shall only be effective if, when and so long as Landlord makes arrangements (at Landlord's sole cost and expense) to provide JFD access to sufficient parking spaces in the parking lot behind the Premises or such other reasonable location, in its reasonable discretion, deems to be adequate for valet parking purposes. JFD shall pay rental for the spaces utilized for the valet parking, if necessary, in a reasonable amount not to exceed $500 per month. Landlord shall be named as an additional insured under JFD's general liability policy covering the Premises for this activity. Notwithstanding anything to the contrary contained in this Section 14, Landlord may cancel any financial obligations it has with respect to any such valet parking arrangements if Landlord or JFD determines that the costs to Landlord or JFD, as the case may be, of maintaining such arrangements are excessive or if adequate parking is not available.

         15. Effectiveness of Lease Amendments. Any amendments to the terms and provisions of the Lease provided for in this Amendment shall be effective only upon assignment of the Lease to and assumption of the Lease by JFD in connection with the Sale Transaction.

         16. Further Assurances. In addition to the obligations required to be performed under the Lease, as amended hereby, Landlord, JFD and Lessee shall perform such other acts, and shall execute, acknowledge and/or deliver such other instruments, documents and other materials, as may be reasonably required in order to accomplish the intent and purposes of the Lease, as hereby amended.

         17. Authority. Each party hereto represents and




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warrants to the other parties that it has the due power and authority to enter into this Amendment and to be bound by the terms hereof.

         18. Binding Effect. This Amendment shall be binding upon and inure to the benefit of Landlord, JFD, Lessee, and their respective approved successors and assigns.

         19. Attorneys' Fees. Should any party initiate a legal proceeding against any other party, including an arbitration, then the prevailing party shall be entitled to receive reasonable attorneys' fees and costs incurred in connection with such legal proceeding.

         20. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

         21. No Other Amendment. Except as modified by this Amendment, the provisions of the Lease and all amendments thereto shall remain unaffected and in full force and effect. To the extent that any terms or provisions of this Amendment are specifically contradictory of any terms or provisions of the Lease, the terms and provisions of this Amendment shall control.

         IN WITNESS WHEREOF, this Amendment is executed as of the day and year aforesaid.

LANDLORD:                            WRAM DEVELOPMENT COMPANY, a
                                California limited partnership


                                     By:_____________________________
                                        Arthur R. Grebler, General
                                       Partner


JFD:                                 JERRY'S FAMOUS DELI, INC.


                                     By:_______________________________



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                                     Name:
                                     Title:


LESSEE:                              SOLLEY'S INC., a California
                                     corporation


                                     By:_________________________________
                                        Sol Zide, President



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                                    EXHIBIT A

                                    JFD Menus

         See menus of "Jerry's Famous Deli" restaurants attached hereto and incorporated herein by this reference.
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                                    EXHIBIT B

                               Excluded Locations

1.       12655 Ventura Boulevard, Studio City, California

2.       16650 Ventura Boulevard, Encino, California

3.       13181 Mindanao Way, Marina Del Rey, California

4.       8701 Beverly Boulevard, West Hollywood, California

5.       3210 Park Center Drive, Costa Mesa, California

6.       Corner of Harmon Avenue and Paradise Road, Las Vegas, Nevada

7.       42 South Delacey Street, Pasadena, California

8.       10925 Weyburn Avenue, Los Angeles (Westwood), California

9.       Del Amo Mall, Torrance, California

10.      21845, 21847, 21851, 21853, and 21857 Ventura Boulevard, Woodland
         Hills, California





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